Exhibit 99.1

Rose Rock Midstream, L.P. Reports Second Quarter 2012 Results

Increased Distributions for the Second Time;

Raising 2012 Adjusted EBITDA Guidance

Tulsa, OK – August 8, 2012 – Rose Rock Midstream, L.P. (NYSE: RRMS) today announced its financial results for the three months ended June 30, 2012.

Rose Rock Midstream reported second quarter 2012 Adjusted EBITDA of $8.7 million, up 10% from second quarter 2011 Adjusted EBITDA of $7.9 million. Compared to first quarter 2012 Adjusted EBITDA of $11.4 million, second quarter results were down due to the strong marketing contributions previously reported.

Adjusted gross margin was $16.8 million for the second quarter of 2012, compared to $14.6 million for the second quarter of 2011, and $19.4 million for the first quarter 2012. Adjusted gross margin and Adjusted EBITDA, which are non-GAAP measures, are defined and reconciled to their most directly comparable GAAP measures below.

Second quarter 2012 net income totaled $5.1 million, compared to $5.0 million for the second quarter 2011, and net income of $7.8 million for the first quarter of 2012.

Rose Rock Midstream’s distributable cash flow for the three months ended June 30, 2012 was $7.0 million. On July 24, 2012, Rose Rock Midstream declared a cash distribution for the second quarter of 2012 of $0.3825 per unit, or $1.53 per unit on an annualized basis. This is a 2.7% increase over the prior quarter on an annualized basis and marks the second increase in the distribution to RRMS limited partner unitholders. For the prior quarter, the cash distribution was $0.3725 per limited partnership unit, or $1.49 on an annualized basis. The distribution will be paid on August 14, 2012 to all unitholders of record on August 6, 2012. Distributable cash flow, which is a non-GAAP measure, is defined and reconciled to its most directly comparable GAAP measure below.

Management is raising the company’s 2012 Adjusted EBITDA guidance to between $38 and $40 million and is maintaining capital expenditure guidance of $37 million for 2012.

“Our results have exceeded expectations and we have increased distributions for the second time since the IPO. We continue to execute on growth plans including the completion of our organic growth projects ahead of time and on budget which is reflected in our increased guidance,” said Norm Szydlowski, chief executive officer of Rose Rock Midstream’s general partner. “This quarter’s results benefited from the full contribution of our additional 1.95 million barrels of storage bringing our total Cushing capacity to 7 million barrels. As anticipated, the earnings improvement from this capacity expansion was offset by a reduction in our marketing activities. As crude demand continues to rise, Rose Rock Midstream has the key assets in place to meet the need for connectivity and efficiency with room to grow.”

Earnings Conference Call

Rose Rock Midstream will host a joint conference call with SemGroup® Corporation (NYSE: SEMG) for investors today at 4:30 p.m. EDT. The call can be accessed live over the telephone by dialing 800.291.9234, or for international callers, 617.614.3923. The pass code for the call is 37785344. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto Rose Rock Midstream’s Investor Relations website at www.rrmidstream.com. A replay of the webcast will also be available for a year following the call at www.rrmidstream.com on the Calendar of Events-Past Events page. The second quarter 2012 earnings slide deck will be posted under Investor Relations/Presentations.

About Rose Rock Midstream

Rose Rock Midstream, L.P. (NYSE: RRMS) is a growth-oriented Delaware limited partnership recently formed by SemGroup® Corporation (NYSE: SEMG) to own, operate, develop and acquire a diversified portfolio of midstream energy assets. Rose Rock Midstream provides crude oil gathering, transportation, storage and marketing services. Headquartered in Tulsa, OK, Rose Rock Midstream has operations in six different states with the majority of its assets strategically located in or connected to the Cushing, Oklahoma crude oil marketing hub.

Non-GAAP Financial Measures

This Press Release and the accompanying schedules include the non-GAAP financial measures of Adjusted gross margin, Adjusted EBITDA and distributable cash flow, which may be used periodically by management when discussing our financial results with investors and analysts. The accompanying schedules of this Press Release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States of America (GAAP). Adjusted gross margin, Adjusted EBITDA and distributable cash flow are presented as management believes they provide additional information and metrics relative to the performance of our business.

Operating income (loss) is the GAAP measure most directly comparable to Adjusted gross margin, net income (loss) and cash provided by (used in) operating activities are the GAAP measures most directly comparable to Adjusted EBITDA, and net income (loss) is the GAAP measure most directly comparable to distributable cash flow. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measures. These non-GAAP financial measures have important limitations as analytical tools because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. You should not consider Adjusted gross margin, Adjusted EBITDA or distributable cash flow in isolation or as substitutes for analysis of our results as reported under GAAP. Because Adjusted gross margin, Adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Management compensates for the limitation of Adjusted gross margin, Adjusted EBITDA and distributable cash flow as analytical tools by reviewing the comparable GAAP measures, understanding the differences between Adjusted gross margin, Adjusted EBITDA and distributable cash flow, on the one hand, and operating income (loss), net income (loss) and net cash provided by (used in) operating activities, on the other hand, and incorporating this knowledge into its decision-making processes. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating our operating results.

Forward-Looking Statements

Certain matters contained in this Press Release include “forward-looking statements.” All statements, other than statements of historical fact, included in this Press Release including the prospects of our industry, our anticipated financial performance, including distributable cash flow, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters, may constitute forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, insufficient cash from operations following the establishment of cash reserves and payment of fees and expenses to pay the minimum quarterly distribution; any sustained reduction in demand for crude oil in markets served by our midstream assets; our ability to obtain new sources of supply of crude oil; competition from other midstream energy companies; our ability to comply with the covenants contained in and maintain certain financial ratios required by our credit facility; our ability to access credit markets; our ability to renew or replace expiring storage contracts; the loss of or a material nonpayment or nonperformance by any of our key customers; the overall forward market for crude oil; the possibility that our hedging activities may result in losses or may have a negative impact on our financial results; hazards or operating risks incidental to the gathering, transporting or storing of crude oil; our failure to comply with new or existing environmental laws or regulations; the possibility that the construction or acquisition of new assets may not result in the corresponding anticipated revenue increases; as well as other risk factors discussed from time to time in each of our documents and reports filed with the SEC.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this Press Release, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.

Contacts:

Investor Relations:

Alisa Perkins

918-524-8081

roserockir@rrmidstream.com

Media:

Liz Barclay

918-524-8158

lbarclay@rrmidstream.com

Condensed Consolidated Balance Sheets

	(Unaudited)
(dollars in thousands)	June 30, 2012	December 31, 2011

ASSETS
Current assets	$180,956	$166,582
Property, plant and equipment, net	279,150	276,246
Other noncurrent assets, net	2,567	2,666

Total assets	$462,673	$445,494

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities	$152,245	$140,553
Long-term debt	75	87

Total liabilities	152,320	140,640

Total partners’ capital	310,353	304,854

Total liabilities and partners’ capital	$462,673	$445,494

Condensed Consolidated Statements of Income

(In thousands, except per unit amounts, unaudited)	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2012	2011	2012	2012	2011
Revenues	$157,418	$110,714	$179,715	$337,133	$194,505
Expenses:
Costs of products sold, exclusive of depreciation and amortization shown below	140,549	96,144	160,508	301,057	162,144
Operating	6,221	4,501	5,227	11,448	9,165
General and administrative	2,046	2,110	2,703	4,749	4,467
Depreciation and amortization	2,999	2,700	2,967	5,966	5,383

Total expenses	151,815	105,455	171,405	323,220	181,159

Operating income	5,603	5,259	8,310	13,913	13,346
Other expenses, net	477	286	552	1,029	769

Net income	$5,126	$4,973	$7,758	$12,884	$12,577

Allocation of net income used for earnings per unit calculation:
Net income	$5,126		$7,758	$12,884
Net income allocated to general partner	$103		$155	$258

Net income allocated to common unitholders	$2,511.5		$3,801.5	$6,313.0

Net income allocated to subordinated unitholders	$2,511.5		$3,801.5	$6,313.0

Earnings per limited partner unit:
Common unit (basic and diluted)	$0.30		$0.45	$0.75

Subordinated unit (basic and diluted)	$0.30		$0.45	$0.75

Basic weighted average number of limited partner units outstanding:
Common units	8,390		8,390	8,390

Subordinated units	8,390		8,390	8,390

Diluted weighted average number of limited partner units outstanding:
Common units	8,402		8,390	8,398

Subordinated units	8,390		8,390	8,390

Adjusted EBITDA Calculation

(In thousands, unaudited)	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2012	2011	2012	2012	2011
Net income	$5,126	$4,973	$7,758	$12,884	$12,577
Add: Interest expense	477	488	480	957	971
Add: Depreciation expense	2,999	2,700	2,967	5,966	5,383

EBITDA	8,602	8,161	11,205	19,807	18,931
Selected Non-Cash Items and Other Items Impacting Comparability	110	(225)	207	317	(2,112)

Adjusted EBITDA	$8,712	$7,936	$11,412	$20,124	$16,819

Selected Non-Cash Items and Other Items Impacting Comparability

(In thousands, unaudited)	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2012	2011	2012	2012	2011
Loss on disposal or impairment of long-lived assets	$56	$10	$—	$56	$12
Unrealized (gain) loss on derivative activities	(24)	65	146	122	(1,524)
Non-cash equity compensation	78	—	61	139	—
Provision for (recovery of) uncollectible accounts receivable	—	(300)	—	—	(600)

Selected Non-Cash Items and Other Items Impacting Comparability	$110	$(225)	$207	$317	$(2,112)

Non-GAAP Reconciliations

(In thousands, unaudited)	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2012	2011	2012	2012	2011
Reconciliation of operating income to adjusted gross margin:
Operating income	$5,603	$5,259	$8,310	$13,913	$13,346
Add:
Operating expense	6,221	4,501	5,227	11,448	9,165
General and administrative	2,046	2,110	2,703	4,749	4,467
Depreciation and amortization	2,999	2,700	2,967	5,966	5,383
Less:
Unrealized gain (loss) on derivatives, net	24	(65)	(146)	(122)	1,524

Adjusted gross margin	$16,845	$14,635	$19,353	$36,198	$30,837

Reconciliation of net income to adjusted EBITDA:
Net income	$5,126	$4,973	$7,758	$12,884	$12,577
Add:
Interest expense	477	488	480	957	971
Depreciation and amortization	2,999	2,700	2,967	5,966	5,383
Non-cash equity compensation	78	—	61	139	—
Loss on impairment or sale of assets	56	10	—	56	12
Provision for (recovery of) uncollectible accounts receivable	—	(300)	—	—	(600)
Less:
Unrealized gain (loss) on derivatives, net	24	(65)	(146)	(122)	1,524

Adjusted EBITDA	$8,712	$7,936	$11,412	$20,124	$16,819

Reconciliation of net cash provided by (used in) operating activities to adjusted EBITDA:
Net cash provided by (used in) operating activities	$20,319	$1,551	$(240)	$20,079	$26,724
Less:
Changes in assets and liabilities	11,998	(5,897)	(11,257)	741	10,876
Add:
Interest expense, excluding amortization of debt issuance costs	391	488	395	786	971

Adjusted EBITDA	$8,712	$7,936	$11,412	$20,124	$16,819

Non-GAAP Reconciliations (Continued)

(In thousands, unaudited)	Three Months Ended June 30, 2012
Reconciliation of net income to distributable cash flow:
Net income	$5,126
Add: Interest expense	477
Add: Depreciation and amortization	2,999

EBITDA	8,602
Add: Loss on disposal or impairment of long-lived assets	56
Add: Non-cash equity compensation	78
Less:
Unrealized gain (loss) on derivatives, net	24

Adjusted EBITDA	$8,712

Less: Cash interest expense	390
Less: Maintenance capital expenditures	1,298

Distributable cash flow	$7,024

Distribution declared at July 24, 2012(1)	$6,549
Distribution coverage ratio	1.1 x

(1)	The distribution declared 7/24/12 represents $0.3825 per unit, or $1.53 per unit on an annualized basis. This is a 2.7% increase over the prior quarter on an annualized basis.

2012 Adjusted EBITDA Guidance

	Revised		Original
(in millions, unaudited)	Low	High	Low	High
Net income	$22.8	$24.7	$17.8	$19.7
Add: Interest expense	2.8	2.8	2.8	2.8
Add: Depreciation and amortization	12.4	12.5	12.4	12.5

Adjusted EBITDA	$38.0	$40.0	$33.0	$35.0